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                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-70419



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 19, 1999)
                                     (LOGO)

                           PRISON REALTY CORPORATION

                                1,250,000 SHARES

                                  COMMON STOCK
                             ---------------------

This is a prospectus supplement for the sale of 1,250,000 shares of common stock by Prison Realty Corporation (the "Company," "we" or "us") to an institutional investor at a negotiated purchase price of $24,527,500, which reflects a per share purchase price of $20.07, less an applicable discount. The net proceeds to the Company from these sales are $24,527,500 and after the deduction of estimated offering expenses will be used for general corporate purposes, including, among others, repaying its obligations as they become due, redeeming its outstanding indebtedness, financing, all or in part, future purchases of other companies or real estate properties meeting its business objectives and strategies, capital expenditures and working capital. Pending use of the net proceeds for any of these purposes, the Company may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. Government securities or mortgage-backed securities guaranteed by federal agencies or use the proceeds to reduce its short-term debt.

On March 12, 1999, the last reported sales price of the Company's common stock on the New York Stock Exchange was $20.19. The Company's common stock is listed on the New York Stock Exchange under the symbol "PZN." The shares of common stock sold under this prospectus supplement will be listed on the New York Stock Exchange after the Company notifies the New York Stock Exchange that the shares have been issued.

The Company is the largest self-administered and self-managed real estate investment trust, or REIT, specializing in acquiring, developing and owning correctional and detention facilities. As of March 15, 1999, the Company owned 46 correctional and detention facilities, of which eight new facilities were under construction, in 16 states, the District of Columbia and the United Kingdom with a total design capacity in excess of 43,000 beds. As of March 15, 1999, approximately 30,000 beds were leased under 38 operating leases. The Company is currently developing approximately 13,000 beds through the construction of the eight new facilities and the expansion of six currently operating facilities.

The Company's principal business strategy is to design, build, finance and/or acquire and develop correctional and detention facilities from and for both government entities and private prison operators, to expand the design capacity of its existing facilities and to lease these facilities under long-term "triple net" leases to government entities and qualified third-party operators. As of March 15, 1999, Correctional Management Services Corporation, a privately-held Tennessee corporation ("Operating Company"), leased 30 of the Company's 46 facilities. The Company also leases three of its facilities to private operators other than Operating Company and leases five of its facilities to government entities. It is currently anticipated that Operating Company will additionally lease the eight Company facilities currently under construction. Operating Company has contracts to manage and operate 44 correctional and detention facilities, 35 of which are currently being managed and operated by Operating Company. The Company's relationship with Operating Company is more fully described under "Information About the Company" in the accompanying prospectus.

The Company was incorporated as a Maryland corporation in September 1998. The Company's principal executive offices are located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee, and its telephone number is (615) 263-0200.

You should read this prospectus supplement along with the prospectus that follows. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The Company has not authorized anyone else to provide you with different information. The Company is not making an offer of shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

            The date of this prospectus supplement is March 15, 1999

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                               TABLE OF CONTENTS

Prospectus Supplement.......................................   S-1
Where You Can Find More Information.........................     i
Incorporation of Certain Documents by Reference.............     i
  The Company...............................................     i
  Corrections Corporation of America........................    ii
  CCA Prison Realty Trust...................................    ii
Cautionary Statement Concerning Forward-Looking
  Information...............................................   iii
The Company.................................................     1
Selected Unaudited Pro Forma Combined Financial
  Information...............................................     2
  Company Selected Pro Forma Combined Financial
    Information.............................................     3
CCA Selected Historical Consolidated Financial
  Information...............................................     4
Prison Realty Selected Historical Consolidated Financial
  Information...............................................     5
Risk Factors................................................     7
  The Company is Dependent on Operating Company, as Primary
    Lessee of the Company's Facilities, for its Revenues and
    Ability to Make Distributions to Its Stockholders.......     7
  Existing Conflicts of Interest May Have an Effect on the
    Company.................................................     7
  The Company is Dependent on Outside Financing to Support
    its Growth; Dilutive Effect of Such Financing...........     9
  Ownership of Shares of the Capital Stock of the Company
    Involves Risks Inherent in the Corrections and Detention
    Industry................................................    10
    General.................................................    10
    Short-Term Nature of Government Contracts...............    10
    Dependence on Government Appropriations.................    11
    Dependence on Government Agencies for Inmates...........    11
    Dependence on Ability to Develop New Prisons and
      Contracts; Opposition of Organized Labor..............    11
    Options to Purchase.....................................    11
    Legal Proceedings.......................................    11
  Ownership of Shares of the Capital Stock of the Company
    Involves Tax Related Risks..............................    12
    Dependence on Qualification as a REIT...................    12
    Adverse Effects of REIT Minimum Distribution
      Requirements..........................................    12
    Requirement to Distribute Accumulated Earnings and
      Profits...............................................    13
    Tax Legislation.........................................    13
  Ownership of Shares of the Capital Stock of the Company
    Involves Risks Inherent in the Investment in Real Estate
    Properties..............................................    13
    General.................................................    13
    Environmental Matters...................................    14
    Uninsured Loss..........................................    14
  The Company is Dependent on Certain Individuals for Its
    Management..............................................    15
  The Company Lacks Control Over Day-to-Day Operations and
    Management of Its Facilities............................    15
  The Company Imposes Limits on the Ownership of its Capital
    Stock to Maintain Qualification as a REIT...............    15
  Certain Provisions of the Company's Governing Documents
    May Limit Changes in Control of the Company.............    16
  Year 2000 Compliance Issues May Have an Effect on the
    Company.................................................    17
  A Fluctuation in Market Interest Rates May Affect the
    Price of the Company's Capital Stock....................    18
  Certain Agreements Relating to the Operating Company
    Credit Facility May Limit Operating Company's Ability to
    Satisfy Obligations to the Company......................    18
  Factors to be Considered by ERISA Plan Fiduciaries........    18
Information About the Company...............................    19
  General...................................................    19
  Relationship with Operating Company.......................    19
  Relationship with Service Company A.......................    27
  Relationship with Service Company B.......................    28

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
  Relationship Between Operating Company and the Service
    Companies...............................................    28
  Certain Information Incorporated by Reference.............    29
Recent Financings and Related Agreements....................    29
  The Company...............................................    29
  Operating Company.........................................    30
Use of Proceeds.............................................    31
Description of Capital Stock................................    31
  General...................................................    31
  Common Stock..............................................    32
  Preferred Stock...........................................    32
  Restrictions on Ownership of Capital Stock................    35
  Certain Other Provisions of Maryland Law and Charter
    Documents...............................................    37
Description of Common Stock Purchase Rights.................    39
Description of Debt Securities..............................    39
  General...................................................    39
  Payment, Registration, Transfer and Exchange..............    42
Description of Warrants.....................................    42
Plan of Distribution........................................    43
Material Federal Income Tax Consequences....................    44
  Taxation of the Company...................................    45
  Taxation of Stockholders..................................    54
Other Tax Consequences......................................    59
ERISA Considerations........................................    59
Legal Matters...............................................    60
Experts.....................................................    60
Index to Financial Statements...............................   F-1
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